Exhibit 4.20

THIS AGREEMENT is made as of the fifteenth day of March, 2005(the “Effective Date")

BETWEEN:

Nevada Geothermal Power Inc., a company existing under the laws of the Province of British Columbia, with registered office at 409 Granville Street, Suite 900, Vancouver, British Columbia, V6C 1T2 (hereinafter referred to as the "Company").

OF THE FIRST PART

AND:

The Equicom Group Inc., a company incorporated pursuant to the laws of the Province of Ontario, with registered office at 20 Toronto St., Suite 530, Toronto, Ontario, M5C 2B9 (hereinafter referred to as "EGI").

OF THE SECOND PART

[Each a "Party", together the "Parties"]

WHEREAS EGI is engaged in the business of providing strategic communications, financial disclosure and investor relations services;

AND WHEREAS the Company desires to engage EGI to provide its services to the Company and EGI has agreed to do so for the consideration and upon the terms and conditions described in this Agreement;

THIS AGREEMENT WITNESSES that in consideration of the premises, mutual covenants, agreements and provisos detailed below, the Parties hereto covenant and agree, each with the other as follows:

1.

The Company hereby engages EGI as its exclusive provider of investor relations (IR) services and EGI hereby agrees to be the provider of such services to the Company during the term of this Agreement.

2.

In consideration of the services and duties to be performed by EGI hereunder, the Company will pay to EGI an annual work fee of Fifty Four Thousand Dollars ($54,000) (the "Work Fee"), payable in equal monthly installments of Four Thousand, Five Hundred Dollars ($4,500) monthly, in advance, on the fifteenth day of every calendar month from February 2005 onwards, subject to termination as provided below. The items included and excluded from the Work Fee are detailed in Appendix "A".

As additional consideration and as a material inducement for EGI entering into this Agreement with the Company, the Company shall grant EGI 100,000 options to purchase common shares of the Company (the "Option Grant"). The Company shall formalize the Option Grant to EGI no later than March 31, 2005 and the exercise price of the options shall be the closing price for the common shares on the day prior to grant. All grants shall be consistent with the requirements of the applicable exchange and regulatory bodies.

Vesting shall take place as follows:

>25,000 shall vest 3 months after the Effective Date

>25,000 shall vest 6 months after the Effective Date

>25,000 shall vest 9 months after the Effective Date

>25,000 shall vest 12 months after the Effective Date

The Option Grant shall expire in the manner consistent with the Company's stock option plan and the Company shall provide a separate option agreement to EGI immediately following the formalization of the Option Grant. Until such time as an option agreement is provided, this Agreement shall fully evidence the Company's obligations in respect of the Option Grant and the terms related thereto.

3.

 As further consideration, the Company undertakes and agrees not to recruit, hire or employ in any capacity any of the principals or employees of EGI or any associated business organization or companies of such individuals or business organization or companies where such individuals may become employed, during the course of the Agreement herein, and for a further 18 calendar months after the termination of the Agreement herein, without the express written consent of EGI.

4.

During the term of this Agreement, EGI will devote its time, attention and abilities to the business of the Company for the proper discharge of its duties as an investor relations consultant. In the delivery of all services, EGI will comply with all the applicable rules, policies, regulations and laws of all applicable regulatory bodies (which may include the TSX, the applicable provincial regulatory bodies such as the Ontario Securities Commission, the Securities and Exchange Commission (SEC) and others).

5.

During the term of this Agreement, EGI will advise and assist the Company as described in Schedule A.

6.

Either Party may terminate this Agreement at any time by delivering to the other Party, at the address first -written above, thirty(30)days prior written notice of the termination of this Agreement (the "Notice Period"). During the Notice Period, all obligations noted in this Agreement shall remain in full force and, at the completion of the Notice Period, this Agreement shall be null and void and of no further force and effect, subject to the obligations described in section 2 (with respect to amounts owing and unpaid) and sections 3, 8, 9, 10 & 11 which shall survive termination.

7.

EGI will comply with all directions of the management of the Company and the Company's Board of Directors and shall use all of its expertise, diligence and skill to promote the best interests of the Company during the term. The Company warrants that all information provided by Company to EGI in order for EGI to discharge its obligations hereunder, shall be true to the best of the Company's knowledge and belief and that it shall act in a good faith and reasonable manner.

8.

EGI shall, upon completion of its services under this Agreement and payment of all amounts then outstanding, deliver to the Company all written data and information generated by or for EGI in connection with the Company or supplied to EGI in connection with the Company and all other documents and writing in its possession relating to its services for the Company. Such data and information and all such documents shall at all times be the property of the Company and should not be released for public distribution without approval from the management of the Company.

9.

EGI agrees, for itself and all persons retained or employed by EGI in performing its services, to hold in confidence and not to use or disclose to others any properly designated confidential or proprietary information of the Company disclosed to EGI. Ears obligations of confidence in respect of such information shall survive for a period of five years following termination.

10.

Subject to section 11, the Parties hereby agree to indemnify, defend and hold harmless each other as well as the officers, directors and employees of the other (collectively, the "Personnel") from and against any and all liabilities, actions, lawsuits and other proceedings, judgments and awards, and costs and expenses, arising directly or indirectly, in whole or in part as a result of or in connection with this Agreement or the performance hereunder to a maximum value of the aggregate value of all Work Fees paid to EGI hereunder during the most recently ended twelve month period (or such shorter period if less than 12 months have elapsed) of the term of this Agreement or a renewal thereof. The provisions of this section 10 shall survive for a period of 24 months after the termination of this Agreement.

11.

In no event shall EGI or the Company (an "Indemnifying Party") be liable to the other (the "Indemnitee") or to the Indemnitee's Personnel for any punitive, incidental, indirect, economic loss or other special damages arising other than as a result of the gross negligence, fraud, or willful default or omission of the Indemnifying Party.

12.

This Agreement shall be binding upon the Parties hereto and their respective successors and permitted assigns.

13.

The Parties will execute and deliver all such further documents and instruments and do all acts and things as may be reasonably required to carry out the full intent and meaning of this Agreement.

14.

Words importing the single number only will include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and words importing persons shall include firms and corporations and vice versa.

15.

This Agreement may be executed in several parts in the same form and such parts as so executed shall together form one original Agreement and such parts, if more than one, shall be read together and construed as if all the signing Parties hereto had executed one copy of this Agreement.

17.

Except as expressly provided in this Agreement, the Parties acknowledge and agree that each Party shall be free to enter into any contractual, business or other relationship with any party in respect of any commercial activity. This Agreement is entered into by separate legal entities and neither is the agent or employee of the other for any purpose whatsoever. The Parties do not intend to create a partnership, joint venture or similar relationship by virtue of this Agreement. Except as provided herein, neither Party shall have the right to bind the other to any agreement with a third party or to incur any obligation or liability on behalf of the other.

18

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and treated in all respects as a contract made in the Province of Ontario.

19.

Time shall be of the essence in the execution of this Agreement.

20.

Notice

Any notice required to be given hereunder shall be deemed to have been properly given if delivered personally or by first class registered mail, postage prepaid or by facsimile (together with confirmation of receipt) as follows:

To EGI:

20 Toronto St.

Suite 530

Toronto, Ontario M5C 2B8

Facsimile:

416-815-0080

Attention:

Mr. Barry Hildred

To the Company:

At the address first noted above

Facsimile:

604-688-5926

Attention:

Brian Fairbank

and if delivered personally, shall have been deemed to have been received on the date of delivery; and if mailed, shall have been deemed to have been received on the third business day following the date of mailing, unless delivery by mail is likely delayed by strike or slowdown of postal workers, in which event it shall have been deemed to have been given when it would have been delivered in the ordinary course of the mail allowing for such strike or slowdown. If notice is given by facsimile and a transmission confirmation is obtained, it shall be deemed to have been received two hours after such facsimile takes place on a day other than a business day or after 5:00 pm (local time) on a business day, it shall be deemed to have been received at 9:00 am (local time) on the first business day after the sending of such facsimile. Any party hereto may change its address for notice at any time by giving notice to the other parties to this Agreement pursuant to the provisions of this section.

21.

This Agreement together constitutes the entire understanding between the Parties in relation to the matters dealt with herein and supersedes all previous covenants and representations made by either Party, whether oral or written.

IN WITNESS WHEREOF the parties have hereunto placed their hands and seal or their corporate seal in the presence of their duly authorized officers upon the day and yer first above written.

The Equicom Group Inc.

Per:	/s/
Name/Title

Nevada Geothermal Power Inc

Per:	/s/ Brian Fairbank
Name/Title

SCHEDULE A:

The services described below shall, in aggregate, constitute the IR program to be executed by EGI on behalf of the Company. Given that IR requirements are dynamic and may differ from month-to-month, not all services will be provided in each month of the term of this agreement. In accordance with the work fee, EGI shall provide such services as are required to ensure that the goals of the program are achieved.

DEFINE THE MARKET MESSAGE

A market message forms the basis of any IR strategy. Once properly defined, the market message is used in a consistent manner in a variety of tools (i.e. press releases, fact sheets, presentations and in the media) to,-- convey an accurate and compelling story. Together with management, EGI will define a market message that clearly identifies the Company's market position and potential.

CONSULT ON IR MATERIALS AND CONTENT

Annual/Quarterly Reports:

EGI will assist the Company's in-house team with the design and content of all financial reporting material. Full annual report design services are available from EGI at additional cost.

Press Releases: EGI will draft all press releases. As a function of being an EGI client, the Company can enjoy certain discounts for disseminating 'through EGI's service provider.

Investor Presentations:

EGI, in consultation with management, will assist in providing content for the Company's electronic (PowerPoint) investor presentation. Textual changes to reflect updates and material changes will be added to the presentation as warranted by corporate developments. Full presentation design services are available from EGI at additional cost.

Fact Sheet:

EGI will assist in providing textual content for the Company's corporate fact sheet and update it quarterly. Full fact sheet design services are available from EGI at additional cost.

Investor Package:

EGI will consult on the content of investor packages and disseminate copies to interested investors.

COORDINATE INVESTOR PRESENTATIONS >Broker lunches

In an effort to increase the Company's exposure and achieve specific goals, EGI will organize meetings with members of the professional investment community (Analysts, Institutions, Brokers). These meetings can be scheduled as a formal road show or EGI would be pleased to attempt to schedule meetings that coincide with other business reasons for management to be in the major financial centers (Toronto, Montreal, Calgary and Vancouver). In this manner, the CEO and CFO are able to make the most efficient use of time and provide frequent and ready access to the professional investment community.

PROVIDE MARKET FEEDBACK

It is important that the management and Board of the Company receive feedback from the investment community in order to better understand the perceptions and expectations of existing and potential investors. EGI is in constant contact with the investment community and will provide regular feedback regarding market perceptions, expectations, frequent questions and concerns. This feedback will then be used to augment elements of the IR program to ensure that its core goals are being achieved in the most effective manner possible.

COORDINATE BASIC MEDIA RELATIONS

EGI will assist in arranging financial media interviews where appropriate and as news dictates. EGI has strong relations with all major national media outlets, including the National Post, the Globe and Mail, ROB TV, CTV Business Newsnet, CBC Newsworld, Reuters and Bloomberg, as well as business editors and reporters at regional newspapers across Canada. EGI will organize and/or coordinate media events that support the overall objectives of the IR program.

RESPONDING TO SHAREHOLDER INQUIRIES

If required by the Company, EGI will field all shareholder inquiries by phone and e-mail. This service will free Management from this potentially distracting task, while providing shareholders with a professional, patient and well-informed individual that can answer most questions quickly and effectively. In addition, EGI's personnel are experienced in working with the levels of inquiry that come from professional investors and are therefore comfortable in responding to questions of a complex, strategic and financial nature.

OTHER SERVICES

As part of the overall services provided, EGI will assume many of the duties of the Company's IR department. As such, we will reduce the administrative burden of being a public company by

>managing corporate regulatory filings (SEDAR) [the Work Fee does not include applicable filing fees];

>disseminating press releases to custom databases; and

>maintaining and updating dissemination databases.

Appendix "A"

1.

Consumables and services included in the Work Fee

-All services described in Schedule A of this Agreement

-Telephone and long distance charges;

-Basic postage;

-Basic photocopying;

-Basic faxes;

-E-mail broadcast;

-Office supplies.

All taxes that may be associated with the above noted consumables and services shall be included in the Work Fee.

2.

Disbursements and expenses incurred by EGI on behalf of the Company and not included in the Work Fee - all such expenses are charged-back to the Company at EGI's cost

-EGI staff travel, accommodations and meals/per diem while traveling on behalf of the Company.

3.

Disbursements and expenses incurred by EGI on behalf of the Company and not included in the Work Fee – all such expenses are charged back to the Company as incurred and subject to a 10% administration fee

-All expenses incurred on behalf of the Company and not mentioned in paragraph 2 of this Appendix – specifically, expenses that EGI must carry on behalf of the Company. Without limitation these include:

-Any outside professional services;

-Printing and large volume photocopying;

-Media buys and similar purchases;

-Facility rentals and related costs;

-Mass mailing using the Canadian Post office or other means;

-Couriers;

-Client staff travel.

All expenses outside of the Work Fee will only be incurred after Client approval has been received. For expenses over $1,000, EGI may pre-invoice.